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                                                                      Exhibit 21

SUBSIDIARIES OF REGISTRANT

Santa Barbara Bank & Trust
First National Bank of Central California
Pacific Capital Commercial Mortgage Corporation - Inactive
Pacific Capital Service Corporation - Inactive